Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS ANOTHER STRONG QUARTER AND YEAR OF RECORD RESULTS

Bedminster, N.J. – February 1, 2016 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation” or the “Company”) recorded record net income of $19.97 million and diluted earnings per share of $1.29 for the year ended December 31, 2015, compared to $14.89 million and $1.22, respectively, for the same twelve month period last year, reflecting increases of $5.08 million or 34 percent and $0.07 per share or 6 percent, respectively.

For the quarter ended December 31, 2015, the Corporation recorded net income of $4.34 million and diluted earnings per share of $0.28, compared to $4.21 million and diluted earnings per share of $0.32 for the same three month period last year.

During the fourth quarter of 2015 the Company recorded $2.5 million of charges related to the closure of two branch offices, as previously announced. These charges reduced pretax income by $2.5 million, net income by $1.6 million, and earnings per share by approximately $0.10 per share, for both the year and the quarter. Doug Kennedy, President and CEO, said, “We anticipate that we will retain the majority of deposits associated with these two branches and we expect expense saves that will recoup the $2.5 million charge in approximately three years.”

The following table summarizes specified financial measures for the year ended:

	December	December	Increase/
(Dollars in millions, except EPS)	2015(A)	2014	(Decrease)
Net interest income	$84.45	$67.89	$16.56	24%
Provision for loan losses	$7.10	$4.88	$2.23	46%
Pretax income	$32.14	$24.29	$7.85	32%
Net income	$19.97	$14.89	$5.08	34%
Diluted EPS	$1.29	$1.22	$0.07	6%
Total revenue	$108.17	$88.70	$19.47	22%

Return on average assets	0.64%	0.63%	0.01
Return on average equity	7.71%	7.96%	(0.25)
Efficiency ratio (B)	63.80%	67.45%	(3.65)
Book value per share	$17.61	$16.36	$1.25	8%

(A)	The year ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices, as previously announced. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(B)	See Non-GAAP financial measures reconciliation table on page 26.

Mr. Kennedy said, “We had a very strong 2015, as we continued to successfully execute on our Growth Strategy – Expanding Our Reach.”

2015 highlights follow:

•	Earnings for 2015 reflected improvement when compared to 2014’s results (as reflected just above). Year over year growth in diluted EPS was 6 percent, despite 2.776 million common shares issued in the December 2014 capital raise and incurring $2.5 million ($0.10 per share) of operating expense related to branch closures. Excluding the branch closure expenses, EPS would have increased 14 percent.
•	At December 31, 2015, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (“the Bank”) was $3.32 billion, including the acquisition of Wealth Management Consultants, which occurred in May 2015. Year over year growth in AUA totaled 11 percent for 2015.
•	Fee income from the Private Wealth Management Division totaled $17.0 million for 2015, growing from $15.2 million for 2014. Year over year growth in wealth management fee income was 12 percent, despite a relatively flat stock market in 2015.

•	Loans at December 31, 2015 totaled $3.0 billion. This reflected growth of $745 million, net of participations sold, when compared to $2.3 billion at December 31, 2014. Year over year net loan growth was 33 percent.
•	Multifamily loan participations sold in 2015 totaled approximately $200 million.
•	Commercial & Industrial (C&I) loans at December 31, 2015 totaled $513 million. This reflected growth of $204 million when compared to the $309 million at December 31, 2014. Year over year C&I loan growth was 66 percent.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) grew $663 million to $2.64 billion at December 31, 2015 from $1.98 billion at December 31, 2014. Year over year customer deposit growth totaled 33 percent.
•	Asset quality metrics continued to be strong at December 31, 2015. Nonperforming assets at December 31, 2015 were just $7.3 million or 0.22 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $2.1 million at December 31, 2015.
•	The Company’s net interest income for 2015 was $84.5 million. This reflected improvement when compared to $67.9 million for 2014. Year over year growth in net interest income was 24 percent.
•	The Company continued to leverage the capital raised in the fourth quarter of 2014. The Company believes it has sufficient common equity to support its continued growth and expansion for the immediate future.
•	The book value per share at December 31, 2015 of $17.61 reflected improvement when compared to $16.36 at December 31, 2014. Year over year growth in book value per share totaled 8 percent.

Mr. Kennedy noted, “We are very pleased with our accomplishments in 2015, and we remain on track with our strategy. We do, however, see some headwinds in the near term, which is more fully described under “Wealth Management Business” and “Operating Expenses” later in this release. Despite these headwinds, we remain confident that our strategy will continue to deliver solid gains in shareholder value.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin was $22.82 million and 2.79 percent for the fourth quarter of 2015, compared to $21.71 million and 2.75 percent for the third quarter of 2015, and compared to $18.35 million and 2.89 percent for the same quarter last year, reflecting growth in net interest income of $4.47 million or 24 percent when compared to the prior year period. Net interest income for the fourth quarter of 2015 benefitted from significant loan growth during the twelve months of 2015. Additionally, the 2015 quarter included approximately $321 thousand of prepayment premiums received on the prepayment of certain multifamily loans. This income benefitted the net interest margin for the quarter by 4 basis points.

While net interest income for the fourth quarter of 2015 improved considerably compared to the same quarter in 2014, the net interest margin declined to 2.79 percent for the 2015 quarter from 2.89 percent for the 2014 quarter. Net interest margin continued to be impacted by the effect of the low interest rate environment throughout 2015, as well as competitive pressures in attracting new loans and deposits.

Net interest margin is also affected by the maintenance of larger average interest earning deposit/cash balances. The Company has maintained greater liquidity on its balance sheet to support its expansive loan program. Mr. Kennedy said, “As I have said before, given our rapid growth, we had decided to maintain and will continue to maintain higher liquidity on our balance sheet than typically needed for operations.” Mr. Kennedy went on to note, “In addition to liquidity from cash equivalents and investment securities on our balance sheet, we also have close to $1 billion of net secured funding available from the Federal Home Loan Bank, of which we only have $124 million drawn as of December 31, 2015 .”

Wealth Management Business

In the December 2015 quarter, Peapack-Gladstone Bank’s wealth management business generated $4.31 million in fee income compared to $4.17 million for the September 2015 quarter, and $3.82 million for the December 2014 quarter.

For the year ended December 31, 2015, Peapack-Gladstone Bank’s wealth management business generated $17.04 million in fee income compared to $15.24 million for the year ended December 31, 2014, reflecting an increase of $1.80 million or 12 percent.

Growth in fee income was due to many factors including: the acquisition of Wealth Management Consultants, LLC (“WMC”) which closed in May 2015, which contributed approximately half of the year-over-year fee increase; continued healthy new business results; higher yields on new business as compared to lost/closed business; and the conversion of lower fee custody relationships to higher fee advisory relationships. These contributions to increased revenue were partially offset by the broader market declines in the second half of 2015, which negatively impacted investment fee revenue. The market value of the assets under administration (AUA) of the wealth management division was $3.32 billion at December 31, 2015, compared to$3.25 billion at September 30, 2015 and up $335 million or 11 percent from $2.99 billion at December 31, 2014.

Mr. Babcock, President of Private Wealth Management, said, “We continue to incorporate wealth into every conversation we have with all of the Company’s clients, across all business lines. We have expanded our wealth management team and will continue to grow our team and expand the products, services, and advice we deliver to our clients.” Mr. Babcock went on to note, “We believe the headwinds created by the recent and continuing correction in the financial markets will impact revenue in the near term. However, we continue to remain optimistic about the market in the medium-to-longer term and we believe this, coupled with our continued strong new business and new client acquisitions, will lead to improved results over time and will be a significant driver to enhancing shareholder value as our business continues to grow.”

Loan Originations / Loans

At December 31, 2015, loans totaled $3.00 billion compared to $2.86 billion three months ago at September 30, 2015 and compared to $2.25 billion one year ago at December 31, 2014, representing net increases of $140 million or 5 percent sequentially and $745 million or 33 percent, year over year.

Total loan originations were $1.35 billion for the year ended December 31, 2015, up $273 million or 25 percent when compared to $1.07 billion for the same twelve month period in 2014. For the fourth quarter ended December 31, 2015 loan originations were $292 million, about flat to the September 2015 quarter, and down slightly from $302 million for the December 2014 quarter.

For the quarter ended December 31, 2015, residential mortgage originations totaled $26 million. In 2015 we successfully repositioned our residential mortgage business to serve as a lead product for new wealth business, as well as support for other relationships. We believe that volumes will increase going forward.

The December 2015 quarter included $108 million of multifamily loan originations, down from $150 million in the September 2015 quarter, and down significantly from the quarters prior to September 2015. The December 2015 quarter also included C&I loan originations of $75 million, in line with the average of the prior four quarters.

At December 31, 2015, the multifamily loan portfolio totaled $1.50 billion compared to $1.44 billion three months ago at September 30, 2015 and compared to $1.08 billion one year ago at December 31, 2014, representing net increases of $55 million or 4 percent sequentially and $419 million or 39 percent, year over year. The increases were net of participations sold, including approximately $70 million of participations sold in the current December 2015 quarter, and approximately $200 million for the twelve months ended December 31, 2015. These participations were part of the Company’s balance sheet management strategy and will likely continue in 2016 and beyond.

The commercial mortgage loan portfolio grew by $14 million from September 30, 2015 to December 31, 2015, reflecting linked quarter growth of 3 percent, and grew by $105 million from December 31, 2014 to December 31, 2015, reflecting year over year growth of 34 percent.

The net increases in both the multifamily and commercial mortgage portfolios were attributable to: the addition of seasoned banking professionals; continued attention to the client service aspect of the lending process; an expansion of New Jersey and Pennsylvania-based real estate marketing activities; and a focus on the Boroughs of New York City multifamily markets beginning in mid-2013. The increase was also due to demand from borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

Mr. Kennedy said, “As I explained over the last two quarters, we anticipated multifamily loan originations and growth would be less than past quarters, as we manage our balance sheet such that the C&I loan portfolio becomes a larger percentage of our overall loan portfolio. Our C&I pipeline remains robust and we believe we will continue to deliver strong growth.”

For the year ended December 31, 2015 the Company closed $289 million of commercial loans. When comparing December 31, 2015 to December 31, 2014, commercial loans grew $204 million or 66 percent, to $513 million at December 31, 2015 from $309 million one year ago at December 31, 2014. At December 31, 2015 the commercial loan portfolio comprised 17 percent of the overall loan portfolio, up from 14 percent one year ago at December 31, 2014.

Mr. Kennedy said, “As a result of our investment in and commitment to C&I banking, including the addition in 2014 and 2015 of highly regarded bankers with industry and capital markets expertise, and the addition of Eric H. Waser, Head of Commercial Banking in February 2015, we have seen, and believe will continue to see, our C&I client base and corresponding loan portfolio grow and consume a larger percentage of our overall loan portfolio. However, due to the nature of this business, this growth will likely not be linear each quarter, but rather will be apparent over longer periods of time.”

Mr. Kennedy went on to say, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received. The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Deposits / Funding / Balance Sheet Management

Net asset growth of $96 million and decreased brokered (overnight) interest-bearing deposits of $43 million in the December 2015 quarter were principally funded by customer deposit growth of $91 million, increased overnight borrowings of $41 million, and increased capital of $9 million.

Although brokered interest-bearing demand (“overnight”) deposits decreased $43 million to $200 million at December 31, 2015, these deposits continue to be maintained as an additional source of liquidity. The interest rate paid on these deposits allows the Bank to fund at attractive rates and engage in interest rate swaps to hedge its asset-liability interest rate risk. The Company ensures ample available collateralized liquidity as a backup to these short term brokered deposits.

From a liquidity/funding perspective, such brokered deposits, at a direct cost of approximately 51 basis points (excluding costs of hedging), are generally a more cost effective alternative than borrowings which require pledged collateral when drawn, as secured wholesale borrowings do. From a balance sheet management perspective, the rate paid on these short term brokered deposits enables their use in swap transactions for an efficient hedging/interest rate risk management program. As of December 31, 2015, the Company had transacted pay fixed, receive floating interest rate swaps totaling $180 million notional amount.

Certificates of deposit have also been utilized more extensively in 2015. The majority of these deposits have been longer term and have generally been transacted as part of the Company’s interest rate risk management. These certificates of deposit are also a more cost effective alternative than wholesale borrowings of similar duration.

Mr. Kennedy noted, “The Company will continue to place an intense focus on providing high touch client service and growing its core deposit base. Our full array of treasury management solutions will help support both core deposit growth and commercial lending opportunities.”

Other Noninterest Income

Service charges and fees for the December 2015 quarter were $849 thousand, compared to $832 thousand for the September 2015 quarter and $880 thousand for the December 2014 quarter. Several categories have reflected improvement, including income from debit card usage as well as account analysis fees, however, overdraft/NSF fees have declined considerably.

The December 2015 quarter included $117 thousand of income from the sale of newly originated residential mortgage loans (mortgage banking), compared to $102 thousand for the September 2015 quarter, and $128 thousand in the 2014 quarter.

There were no securities gains for the December 2015 quarter compared to $83 thousand for the September 2015 quarter, and $44 thousand for the December 2014 quarter. Sales of securities have been generally employed to benefit interest rate risk, prepayment risk, and/or liquidity risk. Given the duration of our investment portfolio and the interest rate environment, as well as the future outlook, we anticipate such sales will continue to be a very small component of the Company’s operations.

Other income of $198 thousand for the December 2015 quarter compared to $164 thousand for the September quarter, and $142 thousand for the December 2014 quarter. The improvement in the current quarter is principally due to improved loan servicing fees related to continued multifamily loan participations, as well as higher unused line of credit fees associated with the C&I lending business.

Operating Expenses

The Company’s total operating expenses were $19.99 million for the quarter ended December 31, 2015. During the quarter the Company recorded $2.5 million of charges related to the closure of two branch offices. Excluding these expenses total expenses for the December 2015 quarter would have been $17.50 million, compared to $16.90 million for the September 2015 quarter, and $15.58 million in the same 2014 quarter. The increased total operating expenses were generally in line with the Company’s Strategic Plan.

Salary and benefits expense for the December 2015 quarter were $10.66 million compared to $10.32 million for the September 2015 quarter, and $9.19 million for the same quarter last year. Strategic hiring that was in line with the Company’s Plan, the acquisition of WMC, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth, all contributed to the increase from the December 2014 quarter to the December 2015 quarter. Premises and equipment expense totaled $3.39 million for the quarter ended December 31, 2015, compared to $2.79 million for the September 2015 quarter, and $2.63 million for the same quarter last year. The December 2015 quarter included $722 thousand related to the branch closures.

Other expenses for the December 2015 quarter were $5.12 million, compared to $3.38 million for the September quarter and $3.31 million for the December 2014 quarter. The December 2015 quarter included $1.73 million related to the branch closures.

Mr. Kennedy noted, “Expenses over the past year have continued to track to our Plan.” Mr. Kennedy went on to note, “Given our significant growth and high concentration in multifamily lending, Management has decided to accelerate approximately $2.0 million of infrastructure investment over the next 3 to 12 months to ensure we adhere to best in class risk management practices. We had originally planned for such expenditures over the next 24 to 30 months, but we feel it is prudent to pull them forward. Further we generally expect an approximate $950 thousand increase in our quarterly FDIC premium going forward (approximately $3.8 million for 2016). While we believe approximately $5.0 million of our increased costs in 2016 will be temporary, we cannot predict when the additional FDIC premium will be eliminated.”

Income Tax Expense

The effective tax rate (income taxes divided by pretax income) for the fourth quarter of 2015 was lower than prior quarterly periods. The effective tax rate for the year ended December 31, 2015 was 37.86 percent compared to 38.69 percent for the year ended December 31, 2014. During the fourth quarter of 2015, several new subsidiaries of the bank became active reducing the effective State tax rate.

Provision for Loan Losses / Asset Quality

For the quarter ended December 31, 2015, the Company’s provision for loan losses was $1.95 million, compared to $1.25 million for the December 2014 quarter. Charge-offs, net of recoveries, for the fourth quarter of 2015 was only $468 thousand. The larger provision in 2015 was due to loan growth, as well as greater qualitative factor allocations of the allowance to C&I and Commercial Real Estate loans.

At December 31, 2015 the allowance for loan losses was $25.86 million, 383 percent of nonperforming loans and 0.86 percent of total loans, compared to $24.37 million, 320 percent of nonperforming loans, and 0.85 percent of total loans at September 30, 2015, and $19.48 million, 284 percent of nonperforming loans and 0.87 percent of total loans one year prior, at December 31, 2014.

The Company’s provision for loan losses and its allowance for loan losses continue to track consistently with the Company’s net loan growth and asset quality metrics.

Nonperforming assets at December 31, 2015 were just $7.3 million or 0.22 percent of total assets. Total loans past due 30 through 89 days and still accruing were only $2.1 million at December 31, 2015. There were no multifamily loans past due at year end.

Capital / Dividends

The Company’s capital position in the December 2015 quarter was benefitted by net income of $4.3 million and also by $5.5 million of voluntary share purchases in the Dividend Reinvestment Plan, which continue to be a source of capital for the company.

At December 31, 2015, the Company’s GAAP capital as a percent of total assets was 8.19 percent. The Company’s regulatory leverage, common equity tier 1, tier 1 and total risk based capital ratios were 8.10 percent, 10.42 percent, 10.42 percent and 11.40 percent, respectively. The Company’s regulatory capital ratios are all above the respective 5 percent, 6.5 percent, 8 percent, and 10 percent levels required to be considered well capitalized under regulatory guidelines applicable to banks.

As previously announced on January 28, 2016, the Board of Directors declared a regular cash dividend of $0.05 per share payable on February 25, 2016 to shareholders of record on February 11, 2016.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $3.36 billion as of December 31, 2015. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its wealth management division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2016 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	a continued or unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in value in our investment portfolio
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2014. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2015(A)	2015	2015	2015	2014
Income Statement Data:
Interest income	$27,123	$25,806	$23,852	$22,361	$20,786
Interest expense	4,304	4,100	3,508	2,778	2,434
Net interest income	22,819	21,706	20,344	19,583	18,352
Provision for loan losses	1,950	1,600	2,200	1,350	1,250
Net interest income after
provision for loan losses	20,869	20,106	18,144	18,233	17,102
Wealth management fee income	4,307	4,169	4,532	4,031	3,822
Service charges and fees	849	832	837	805	880
Bank owned life insurance	252	260	248	537	274
Gain on loans held for sale at fair
value (Mortgage banking)	117	102	161	148	128
(Loss)/gain on loans held for sale at
lower of cost or fair value	—	—	—	—	(3)
Other income	198	164	545	93	142
Securities gains, net	—	83	176	268	44
Total other income	5,723	5,610	6,499	5,882	5,287
Salaries and employee benefits	10,659	10,322	9,872	9,425	9,188
Premises and equipment	3,390	2,785	2,778	2,616	2,627
FDIC insurance expense	825	416	431	482	453
Other expenses	5,119	3,376	3,185	3,245	3,310
Total operating expenses	19,993	16,899	16,266	15,768	15,578
Income before income taxes	6,599	8,817	8,377	8,347	6,811
Income tax expense	2,256	3,434	3,139	3,339	2,599
Net income	$4,343	$5,383	$5,238	$5,008	$4,212

Total revenue	$28,542	$27,316	$26,843	$25,465	$23,639

Per Common Share Data:

Earnings per share (basic)	$0.28	$0.35	$0.34	$0.34	$0.32
Earnings per share (diluted)	0.28	0.35	0.34	0.33	0.32

Weighted average number of
common shares outstanding:
Basic	15,498,119	15,253,009	15,082,516	14,909,722	13,037,947
Diluted	15,721,876	15,435,939	15,233,151	15,070,352	13,163,877

Performance Ratios:

Return on average assets
annualized	0.51%	0.66%	0.70%	0.71%	0.64%
Return on average common
equity annualized	6.37%	8.19%	8.24%	8.13%	8.01%
Net interest margin
(taxable equivalent basis)	2.79%	2.75%	2.80%	2.88%	2.89%
Efficiency ratio (A)	70.05%	61.14%	61.00%	62.58%	66.01%
Operating expenses / average
assets annualized	2.36%	2.07%	2.16%	2.24%	2.36%

(A)	The year ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices, as previously announced. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(B)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

 PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Twelve Months Ended
	December 31,		Change
Income Statement Data:	2015(A)	2014	$	%
Interest income	$99,142	$75,575	$23,567	31%
Interest expense	14,690	7,681	7,009	91%
Net interest income	84,452	67,894	16,558	24%
Provision for loan losses	7,100	4,875	2,225	46%
Net interest income after
provision for loan losses	77,352	63,019	14,333	23%
Wealth management fee income	17,039	15,242	1,797	12%
Service charges and fees	3,323	3,111	212	7%
Bank owned life insurance	1,297	1,092	205	19%
Gain on loans held for sale at fair
Value (Mortgage banking)	528	439	89	20%
(Loss)/gain on loans held for sale at
lower of cost or fair value	—	166	(166)	-100%
Other income	1,000	497	503	101%
Securities gains, net	527	260	267	103%
Total other income	23,714	20,807	2,907	14%
Salaries and employee benefits	40,278	36,241	4,037	11%
Premises and equipment	11,569	9,963	1,606	16%
FDIC insurance expense	2,154	1,381	773	56%
Other expenses	14,925	11,955	2,970	25%
Total operating expenses	68,926	59,540	9,386	16%
Income before income taxes	32,140	24,286	7,854	32%
Income tax expense	12,168	9,396	2,772	30%
Net income	$19,972	$14,890	5,082	34%

Total revenue (See footnote (A) below)	$108,166	$88,701	19,465	22%

Per Common Share Data:

Earnings per share (basic)	$1.31	$1.23	$.08	7%
Earnings per share (diluted)	1.29	1.22	.07	6%

Weighted average number of
common shares outstanding:
Basic	15,187,637	12,065,615	3,122,022	26%
Diluted	15,434,996	12,172,107	3,262,889	27%

Performance Ratios:

Return on average assets annualized	0.64%	0.63%	0.01%	2%
Return on average common equity annualized	7.71%	7.96%	-0.25%	-3%

Net interest margin (taxable equivalent basis)	2.80%	3.01%	-0.21%	-7%

Efficiency ratio (B)	63.80%	67.45%	-3.65%	-5%

Operating expenses / average assets annualized	2.21%	2.53%	-0.32%	13%

(A)	The year ended December 31, 2015 included $2.5 million of charges related to the closure of two branch offices, as previously announced. These charges reduced pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%, and increased the efficiency ratio by 2.09%.
(B)	Total revenue includes a $169 thousand gain (for 2014) from sale of loans held for sale at lower of cost or fair value. Excluding this gain, total revenue was $64,893 (for 2014).
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and loss or gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables.

 PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2015	2015	2015	2015	2014
ASSETS
Cash and due from banks	$11,550	$10,695	$6,205	$7,439	$6,621
Federal funds sold	101	101	101	101	101
Interest-earning deposits	58,509	65,402	32,382	65,283	24,485
Total cash and cash equivalents	70,160	76,198	38,688	72,823	31,207

Securities available for sale	195,630	220,930	245,897	276,119	332,652
FHLB and FRB stock, at cost	13,984	11,737	15,590	10,598	11,593

Loans held for sale	1,558	27,524	745	4,245	839

Residential mortgage	470,869	469,865	470,863	466,333	466,760
Multifamily mortgage	1,498,975	1,444,334	1,371,139	1,214,714	1,080,256
Commercial mortgage	413,118	399,592	375,440	339,037	308,491
Commercial loans	512,886	456,611	438,461	336,079	308,743
Construction loans	1,401	1,409	1,417	5,777	5,998
Consumer loans	45,044	32,563	29,996	28,206	28,040
Home equity lines of credit	52,649	50,370	51,675	50,399	50,141
Other loans	500	483	2,947	1,755	1,838
Total loans	2,995,442	2,855,227	2,741,938	2,442,300	2,250,267
Less: Allowances for loan losses	(25,856)	24,374	22,969	20,816	19,480
Net loans	2,969,586	2,830,853	2,718,969	2,421,484	2,230,787

Premises and equipment	30,246	31,310	31,637	32,068	32,258
Other real estate owned	563	330	956	1,103	1,324
Accrued interest receivable	6,820	6,839	6,451	5,943	5,371
Bank owned life insurance	42,885	32,727	32,565	32,404	32,634
Deferred tax assets, net	16,341	14,613	12,673	10,458	10,491
Other assets	16,886	15,902	13,999	12,212	13,241
TOTAL ASSETS	$3,364,659	$3,268,963	$3,118,170	$2,879,457	$2,702,397

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$419,887	$399,200	$386,588	$377,399	$366,371
Interest-bearing demand deposits	861,697	829,970	667,847	634,580	600,889
Savings	115,007	117,665	120,606	115,515	112,878
Money market accounts	810,709	792,685	717,246	714,466	700,069
Certificates of deposit - Retail	434,450	411,335	384,235	310,678	198,819
Subtotal “customer” deposits	2,641,750	2,550,855	2,276,522	2,152,638	1,979,026
IB Demand - Brokered	200,000	243,000	293,000	263,000	188,000
Certificates of deposit - Brokered	93,720	93,690	94,224	106,694	131,667
Total deposits	2,935,470	2,887,545	2,663,746	2,522,332	2,298,693

Overnight borrowings	40,700	—	87,500	—	54,600
Federal home loan bank advances	83,692	83,692	83,692	83,692	83,692
Capital lease obligation	10,222	10,350	10,475	10,594	10,712
Other liabilities	18,899	19,448	14,881	13,486	12,433
Due to brokers, securities settlements	—	1,528	—	—	—
TOTAL LIABILITIES	3,088,983	3,002,563	2,860,294	2,630,104	2,460,130
Shareholders’ equity	275,676	266,400	257,876	249,353	242,267
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$3,364,659	$3,268,963	$3,118,170	$2,879,457	$2,702,397

Assets under administration at
Peapack-Gladstone Bank’s
Wealth Management Division
(market value, not included above)	$3,321,624	$3,250,835	$3,445,939	$3,053,110	$2,986,623

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2015	2015	2015	2015	2014
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans	6,747	7,615	7,111	6,335	6,850
Other real estate owned	563	330	956	1,103	1,324
Total nonperforming assets	$7,310	$7,945	$8,067	$7,438	$8,174

Nonperforming loans to
total loans	0.23%	0.27%	0.26%	0.26%	0.30%
Nonperforming assets to
total assets	0.22%	0.24%	0.26%	0.26%	0.30%

Accruing TDRs (A)	$16,045	$14,609	$13,695	$13,561	$13,601

Loans past due 30 through 89
days and still accruing	$2,143	$2,748	$1,744	$2,481	$1,755

Classified loans	$42,777	$41,985	$38,676	$38,450	$35,809

Impaired loans	$23,107	$22,224	$20,806	$19,896	$20,451

Allowance for loan losses:
Beginning of period	$24,374	$22,969	$20,816	$19,480	$18,299
Provision for loan losses	1,950	1,600	2,200	1,350	1,250
Charge-offs, net	(468)	(195)	(47)	(14)	(69)
End of period	$25,856	$24,374	$22,969	$20,816	$19,480

ALLL to nonperforming loans	383.22%	320.08%	323.01%	328.59%	284.38%
ALLL to total loans	0.86%	0.85%	0.84%	0.85%	0.87%

(A)	Does not include $2.6 million at December 31, 2015, $2.8 million at September 30, 2015, $2.2 million at June 30, 2015, $1.4 million at March 31, 2015, and $1.4 million at December 31, 2014 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	Dec 31,	Sept 30,	Dec 31,
	2015	2015	2014
Capital Adequacy

Equity to total assets
(end of period) (A) (B)	8.19%	8.15%	8.96%

Book value per share (C) (D)	$17.61	$17.33	$16.36

	Dec 31,		Sept 30,		Dec 31,
	2015		2015		2014

Regulatory Capital – Holding Company

Tier I leverage	$273,738	8.10%	$264,570	8.10%	$240,439	9.11%

Tier I capital to risk weighted assets (F)	273,738	10.28	264,570	10.35	240,439	14.38

Common equity tier I capital ratio
to risk-weighted assets (E) (F)	273,738	10.28	264,570	10.35	N/A	N/A

Tier I & II capital to
risk-weighted assets (F)	299,593	11.25	288,944	11.30	259,918	15.55

Regulatory Capital – Bank

Tier I leverage	$271,641	8.04%	$262,196	8.02%	$230,632	8.74%

Tier I capital to risk weighted assets (F)	271,641	10.20	262,196	10.26	230,632	13.80

Common equity tier I capital ratio
to risk-weighted assets (E) (F)	271,641	10.20	262,196	10.26	N/A	N/A

Tier I & II capital to
risk-weighted assets (F)	297,497	11.18	286,570	11.21	250,112	14.96

(A)	Total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity to tangible assets was $8.10 at December 31, 2015, $8.06 at September 30, 2015, $8.17 at June 30, 2015, $8.64 at March 31, 2015, and $8.95 at December 31, 2014. Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which is calculated by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. Tangible equity is calculated as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables.
(C)	Shares included in the book value per share calculation are shares outstanding at period end less the restricted shares that have not yet vested.
(D)	Tangible book value per share was $17.40 at December 31, 2015, $17.12 at September 30, 2015, $16.80 at June 30, 2015, $16.57 at March 31, 2015, and $16.32 at December 31, 2014. Tangible book value per share is different than book value per share because it excludes intangible assets. See Non-GAAP financial measures reconciliation included in these tables.
(E)	New capital ratio required under Basel III effective January 1, 2015.
(F)	September 30, 2015 risk based capital ratios are as amended on January 29, 2016.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2015	2015	2015	2015	2014

Residential loans retained	$18,847	$20,623	$23,117	$16,986	$10,661
Residential loans sold	7,183	6,078	10,978	8,938	8,230
Total residential loans	26,030	26,701	34,095	25,924	18,891

CRE (includes
Community banking)	41,015	47,450	29,561	57,787	14,953
Multifamily (includes
Community banking)	107,605	149,763	206,803	209,034	172,021
Commercial loans (includes
Community banking)	74,749	37,361	136,483	40,696	89,905
Wealth lines of credit	35,550	24,000	6,150	10,260	—
Total commercial loans	258,919	258,574	378,997	317,777	276,879

Installment loans	1,052	933	1,128	344	2,015

Home equity lines of credit	5,902	3,775	3,225	3,377	4,140

Total loans closed	$291,903	$289,983	$417,445	$347,422	$301,925

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2015	2014
Residential loans retained	$79,573	$60,099
Residential loans sold	33,177	28,146
Total residential loans	112,750	88,245

CRE (includes
Community banking)	175,813	54,177
Multifamily (includes
Community banking)	673,205	652,685
Commercial loans (includes
Community banking)	289,289	242,559
Wealth lines of credit	75,960	—
Total commercial loans	1,214,267	949,421

Installment loans	3,457	18,486

Home equity lines of credit	16,279	18,067

Total loans closed	$1,346,753	$1,074,219

Includes loans and lines of credit that closed in the period, but not necessarily funded.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2015			December 31, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$192,678	$901	1.87%	$258,699	$1,158	1.79%
Tax-exempt (1) (2)	25,516	206	3.23	42,539	244	2.29
Loans held for sale	681	11	6.61	747	13	6.85
Loans (2) (3):
Mortgages	465,855	3,809	3.27	466,943	3,889	3.33
Commercial mortgages	1,903,842	16,811	3.53	1,297,727	12,376	3.81
Commercial	486,353	4,725	3.89	243,024	2,375	3.91
Commercial construction	1,404	14	3.99	6,017	65	4.32
Installment	42,629	320	3.00	28,129	259	3.68
Home equity	51,516	420	3.26	49,495	402	3.25
Other	507	12	9.47	599	13	8.68
Total loans	2,952,106	26,111	3.54	2,091,934	19,379	3.71
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	123,045	76	0.25	163,287	106	0.26
Total interest-earning assets	3,294,127	27,305	3.32%	2,557,307	20,900	3.27%
Noninterest-Earning Assets:
Cash and due from banks	9,133			6,257
Allowance for loan losses	(24,858)			(18,796)
Premises and equipment	31,285			31,975
Other assets	73,483			62,424
Total noninterest-earning assets	89,043			81,860
Total assets	$3,383,170			$2,639,167

LIABILITIES:
Interest-bearing deposits:
Checking	$849,929	$466	0.22%	$615,907	$343	0.22%
Money markets	813,112	577	0.28	721,634	474	0.26
Savings	115,930	17	0.06	111,604	15	0.05
Certificates of deposit – retail	420,831	1,401	1.33	187,126	440	0.94
Subtotal interest-bearing deposits	2,199,802	2,461	0.45	1,636,271	1,272	0.31
Interest-bearing demand - brokered	274,261	834	1.22	163,000	109	0.27
Certificates of deposit – brokered	93,704	502	2.14	131,649	540	1.64
Total interest-bearing deposits	2,567,767	3,797	0.59	1,930,920	1,921	0.40
Borrowings	88,548	383	1.73	90,828	384	1.69
Capital lease obligation	10,266	124	4.83	10,752	129	4.80
Total interest-bearing liabilities	2,666,581	4,304	0.65	2,032,500	2,434	0.48
Noninterest-bearing liabilities:
Demand deposits	428,412			380,362
Accrued expenses and
other liabilities	15,541			16,005
Total noninterest-bearing liabilities	443,953			396,367
Shareholders’ equity	272,636			210,300
Total liabilities and
shareholders’ equity	$3,383,170			$2,639,167
Net interest income		$23,801			$18,466
Net interest spread			2.67%			2.79%
Net interest margin (4)			2.79%			2.89%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2015			September 30, 2015
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$192,678	$901	1.87%	$214,967	$959	1.78%
Tax-exempt (1) (2)	25,516	206	3.23	30,682	211	2.76
Loans held for sale	681	11	6.61	1,075	10	3.76
Loans (2) (3):
Mortgages	465,855	3,809	3.27	465,603	3,796	3.26
Commercial mortgages	1,903,842	16,811	3.53	1,839,312	16,119	3.51
Commercial	486,353	4,725	3.89	454,239	4,132	3.64
Commercial construction	1,404	14	3.99	1,742	18	4.13
Installment	42,629	320	3.00	31,361	268	3.42
Home equity	51,516	420	3.26	51,012	415	3.25
Other	507	12	9.47	510	12	9.41
Total loans	2,952,106	26,111	3.54	2,843,779	24,760	3.48
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	123,045	76	0.25	96,308	46	0.19
Total interest-earning assets	3,294,127	27,305	3.32%	3,186,912	25,986	3.26%
Noninterest-Earning Assets:
Cash and due from banks	9,133			7,434
Allowance for loan losses	(24,858)			(23,726)
Premises and equipment	31,285			31,574
Other assets	73,483			68,067
Total noninterest-earning assets	89,043			83,349
Total assets	$3,383,170			$3,270,261

LIABILITIES:
Interest-bearing deposits:
Checking	$849,929	$466	0.22%	$810,106	$356	0.18%
Money markets	813,112	577	0.28	757,135	546	0.29
Savings	115,930	17	0.06	118,329	17	0.06
Certificates of deposit – retail	420,831	1,401	1.33	403,593	1,296	1.28
Subtotal interest-bearing deposits	2,199,802	2,461	0.45	2,089,163	2,215	0.42
Interest-bearing demand - brokered	274,261	834	1.22	292,456	857	1.17
Certificates of deposit – brokered	93,704	502	2.14	93,907	504	2.15
Total interest-bearing deposits	2,567,767	3,797	0.59	2,475,526	3,576	0.58
Borrowings	88,548	383	1.73	107,770	399	1.48
Capital lease obligation	10,266	124	4.83	10,394	125	4.81
Total interest-bearing liabilities	2,666,581	4,304	0.65	2,593,690	4,100	0.63
Noninterest-bearing liabilities:
Demand deposits	428,412			398,181
Accrued expenses and
other liabilities	15,541			15,619
Total noninterest-bearing liabilities	443,953			413,800
Shareholders’ equity	272,636			262,771
Total liabilities and
shareholders’ equity	$3,383,170			$3,270,261
Net interest income		$23,801			$21,886
Net interest spread			2.67%			2.63%
Net interest margin (4)			2.79%			2.75%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2015			December 31, 2014
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$231,152	$4,079	1.76%	$212,038	$4,156	1.96%
Tax-exempt (1) (2)	31,158	858	2.75	52,015	1,160	2.23
Loans held for sale	1,144	55	4.81	1,029	48	4.66
Loans (2) (3):
Mortgages	465,803	15,189	3.26	489,941	16,524	3.37
Commercial mortgages	1,718,097	61,286	3.57	1,156,369	44,319	3.83
Commercial	404,908	15,101	3.73	171,701	6,818	3.97
Commercial construction	3,679	156	4.24	5,996	262	4.37
Installment	32,774	1,096	3.34	24,223	969	4.00
Home equity	51,227	1,657	3.23	48,055	1,550	3.23
Other	518	48	9.27	571	53	9.28
Total loans	2,677,006	94,533	3.53	1,896,856	70,495	3.72
Federal funds sold	101	—	0.10	101	—	0.10
Interest-earning deposits	95,287	204	0.21	111,554	248	0.22
Total interest-earning assets	3,035,848	99,729	3.29%	2,273,593	76,107	3.35%
Noninterest-Earning Assets:
Cash and due from banks	7,445			6,475
Allowance for loan losses	(22,550)			(17,462)
Premises and equipment	31,771			31,220
Other assets	67,915			60,474
Total noninterest-earning assets	84,581			80,707
Total assets	$3,120,429			$2,354,300

LIABILITIES:
Interest-bearing deposits:
Checking	$741,199	$1,495	0.20%	$498,408	$782	0.16%
Money markets	746,329	2,047	0.27	680,760	1,612	0.24
Savings	116,289	64	0.06	114,702	59	0.05
Certificates of deposit – retail	354,626	4,411	1.24	162,418	1,522	0.94
Subtotal interest-bearing deposits	1,958,443	8,017	0.41	1,456,288	3,975	0.27
Interest-bearing demand - brokered	268,414	2,534	0.94	128,855	306	0.24
Certificates of deposit – brokered	102,937	2,034	1.98	97,944	1,384	1.41
Total interest-bearing deposits	2,329,794	12,585	0.54	1,683,087	5,665	0.34
Borrowings	113,027	1,602	1.42	95,713	1,533	1.60
Capital lease obligation	10,452	503	4.81	10,085	483	4.79
Total interest-bearing liabilities	2,453,273	14,690	0.60	1,788,885	7,681	0.43
Noninterest-bearing liabilities:
Demand deposits	394,567			366,424
Accrued expenses and
other liabilities	13,530			11,960
Total noninterest-bearing liabilities	408,097			378,384
Shareholders’ equity	259,059			187,031
Total liabilities and
shareholders’ equity	$3,120,429			$2,354,300
Net interest income		$85,039			$68,426
Net interest spread			2.69%			2.92%
Net interest margin (4)			2.80%			3.01%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding less restricted shares not yet vested, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding less restricted shares not yet vested. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk- based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2015	2015	2015	2015	2014
Shareholders’ equity	$275,676	$266,400	$257,876	$249,353	$242,267
Less: Intangible assets	3,281	3,311	3,342	563	563
Tangible equity	272,395	263,089	254,534	248,790	241,704

Period end shares outstanding	16,068,119	15,805,815	15,592,168	15,440,430	15,155,717
Less: Restricted shares not yet vested	414,188	435,312	436,908	429,642	345,095
Total outstanding shares	15,653,931	15,370,503	15,155,260	15,010,788	14,810,622
Tangible book value per share	17.40	17.12	16.80	16.57	16.32
Book value per share	17.61	17.33	17.02	16.61	16.36

Tangible Equity to Tangible Assets
Total Assets	3,364,659	3,268,963	3,118,170	2,879,457	2,702,397
Less: Intangible assets	3,281	3,311	3,342	563	563
Tangible assets	3,361,378	3,265,652	3,114,828	2,878,894	2,701,834
Tangible equity to tangible assets	8.10%	8.06%	8.17%	8.64%	8.95%
Equity to assets	8.19%	8.15%	8.27%	8.66%	8.96%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2015	2015	2015	2015	2014

Net interest income	$22,819	$21,706	$20,344	$19,583	$18,352
Total other income	5,723	5,610	6,499	5,882	5,287
Less: (Loss)/gain on loans
held for sale at lower of cost
or fair value	—	—	—	—	(3)
Less: Securities gains, net	—	83	176	268	44
Total recurring revenue	28,542	27,233	26,667	25,197	23,598

Operating expenses	19,993	16,899	16,266	15,768	15,578
Less: ORE provision	—	250	—	—	—
Total operating expenses	19,993	16,649	16,266	15,768	15,578

Efficiency ratio	70.05%	61.14%	61.00%	62.58%	66.01%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	61.30%

	Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2015	2014

Net interest income	$84,452	$67,894
Total other income	23,714	20,807
Less: Gain on loans
held for sale at lower of cost
or fair value	—	166
Less: Securities gains, net	527	260
Total recurring revenue	107,639	88,275

Operating expenses	68,926	59,540
Less: ORE provision	250	—
Total operating expenses	68,676	59,540

Efficiency ratio	63.80%	67.45%

Efficiency ratio, excluding $2.5
million of charges relating
to the closure of two
branch offices	61.71%